SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: January 3, 2006

FiberMark, Inc.
(Exact name of registrant as specified in charter)

Delaware	001-12865	82-0429330
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

161 Wellington Road
P.O. Box 498
Brattleboro, Vermont 05302
(802) 257-0365

Item 1.03. Bankruptcy or Receivership

On January 3, 2006, FiberMark issued a press release (Exhibit 99.1) reporting that it has completed its financial reorganization and emerged from chapter 11 as a private company. Effective today, having completed all conditions for emergence, the company implemented its Plan of Reorganization, which had been approved by the U.S. Bankruptcy Court, District of Vermont, by order entered on December 5, 2005. Also on January 3, the Board of Directors announced that Alex Kwader has retired from his positions as the company’s Chairman of the Board of Directors and Chief Executive Officer and will leave the company. Thomas Weld was appointed Chairman of the Board and Brian Esher named Chief Executive Officer for U.S. and U.K. operations. In addition, the Court issued an order for the notice of FiberMark’s effective date on January 3, 2006, which is available on the company’s Web site at:

http://www.fibermark.com/restructure/indexRestructure.htm#courtOrders

This exhibit is filed herewith and shall be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934.

Item 9.01 Financial Statements and Exhibits

Exhibit 99.1  Press Release Dated January 3, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FiberMark

Date: January 4, 2006	By:	/s/ John E. Hanley
John E. Hanley
Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 99.1	Press release dated January 3, 2006

Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Janice C. Warren
Director, Investor Relations and Corporate Communications
802 257 5981

FiberMark Completes its Financial Reorganization,
Emerges from Chapter 11 as a Private Company

BRATTLEBORO, VERMONT, January 3, 2006—FiberMark, Inc., today announced that it has completed its financial reorganization and emerged from chapter 11 as a private company. Effective today, having completed all conditions for emergence, the company implemented its Plan of Reorganization, which had been approved by the U.S. Bankruptcy Court, District of Vermont, by order entered on December 5, 2005.

In conjunction with its emergence from chapter 11, the company also closed on its exit financing facilities. The package includes $80 million in revolving credit facilities for working capital and general corporate purposes underwritten by GE Commercial Finance for its German and North American operations, none of which was drawn at closing. The company also has approximately $18 million in cash.

Consistent with the Court-approved Plan, FiberMark’s previously outstanding common stock will cease trading and has been cancelled. New common stock has been created under the Plan for issuance to certain unsecured creditors, including a small number of former bondholders, among them the company's new majority owner, investment firm Silver Point Capital, as well as a small number of trade creditors. As a now-private company, FiberMark is no longer required to file its financial statements with the Securities and Exchange Commission. Also effective today, FiberMark installed its new Board of Directors, as detailed in its Plan.

Also effective today, the Board of Directors announced that Alex Kwader has retired from his positions as the company’s Chairman of the Board of Directors and Chief Executive Officer and will leave the company. The Board expressed its appreciation to Alex for his many years of service and his efforts in successfully guiding the company through the difficult bankruptcy process. The Board also announced that Thomas Weld will serve as Chairman of the Board of Directors, effective immediately. Dr. Walter Haegler will continue as Senior Vice President and Managing Director of FiberMark’s German Operations and will report directly to Mr. Weld as Chairman of the Board of Directors. The Board is also pleased to announce that Brian Esher will serve as Chief Executive Officer of the company’s North American and UK operations. Mr. Esher brings a wealth of related industry experience to this position having been a successful CEO in many other companies. Mr. Esher will be responsible for all aspects of the company’s North American and U.K. operations and report to Mr. Weld as Chairman of the Board of Directors.

“This is a long-awaited and welcome day for the company, marking completion of our financial restructuring and our emergence from chapter 11,” said John Hanley, Chief Financial Officer. “We have met our objective of emerging as a stronger company strategically, operationally and financially, with a debt load appropriate for our business. I credit this achievement to the confidence and support of our creditors and vendors, the loyalty and support of our customers, and the professionalism and dedication of our employees, all of which were evident throughout this process. We look forward to delivering the results that underlay this confidence in FiberMark as we implement our fresh start balance sheet, operate on a more streamlined basis and continue to build our product lines and brands in support of our core markets: office products, technical specialties, publishing and packaging.”

FiberMark, headquartered in Brattleboro, Vt., is a leading producer of specialty fiber-based materials meeting industrial and consumer needs worldwide, operating 11 facilities in the eastern United States and Europe. Products include filter media for transportation and vacuum cleaner bags; base materials for specialty tapes, wallpaper, building materials, sandpaper and graphic arts applications; and cover/decorative materials for office and school supplies, publishing, printing and premium packaging.

This document contains forward-looking statements. Actual results may differ depending on the economy and other risk factors discussed in the company's Form 10-K/A as filed with the SEC on May 4, 2005, which is also accessible on the company's Web site.
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